Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 15, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Innovative Solutions and Support, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Innovative Solutions and Support, Inc. on Forms S-8 (File No. 333-70468, File No. 333-146223, and File No. 333-163712).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 15, 2014